EXHIBIT 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-effective Amendment No. 1 to Form S-8 Registration Statement pertaining to the Hastings Manufacturing Company Stock Option and Restricted Stock Plan of 1997, as amended, of our report dated March 1, 2001, except Note 13, which is dated March 21, 2001, on the consolidated financial statements of Hastings Manufacturing Company and subsidiaries included in that company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/BDO SEIDMAN LLP

Grand Rapids, Michigan

June 11, 2001